Exhibit 99.1

JBI, Inc. Appoints Ronald Baldwin, Jr. as CFO

NIAGARA FALLS, Ontario, Jan 4, 2010 (GlobeNewswire via COMTEX) -- JBI, Inc. (the "Company") (OTCBB: JBII) announces that on January 1, 2010, Ronald Baldwin, Jr. was appointed as JBI's Chief Financial Officer and the Company has centralized all of its accounting operations and controls in Clearwater, Florida where Mr. Baldwin is located in order to manage rapid growth successfully and cost-effectively.

Mr. Baldwin will be responsible for implementing financial reporting software with the Company's engineers as well as financial and audit controls for the Company and all of its subsidiaries.

Ron Baldwin is a CPA with 15 years experience in public accounting and holds a B.S. in Accounting magna cum laude from the University of South Florida and a J.D. and L.L.M in Taxation cum laude from the University of Florida. Mr. Baldwin was admitted to the Florida Bar in 2000.From 2007 to 2009 Mr. Baldwin was the Vice President of Finance at Hegemon Capital, a special opportunity hedge fund that was involved in over $100 million in loan placements and equity investments.

Commenting on Mr. Baldwin's CFO appointment, John Bordynuik, CEO and President of JBI, Inc., said, "We are extremely pleased to welcome Ron Baldwin as our new Chief Financial Officer. His extensive financial expertise, business savvy, industry connections, exemplary qualifications, and legal / managerial experience ensure that he is well-suited to assist us in advancing our growth strategies."

In furtherance of these growth strategies, the Company has paid all corporate debt, including accrued interest as of December 31, 2009. A recent private placement was concluded and provided the necessary funds to eliminate all debt, and provide funds for the Company’s Pak-It and P2O expansion. As previously announced, John Bordynuik, JBI's CEO, has returned 9 million of his personal common shares to treasury to in order to alleviate dilution for the Company's shareholders based on the Company’s current offering.

JBI is currently rebuilding the Pak-It factory in Philadelphia, PA to allow for an increase in its current production in anticipation of significant consumer demand for its eco-friendly, unique products.  JBI will be launching a massive consumer awareness advertising campaign, using infomercials and print media, for Pak-It products during the first quarter of 2010.  Further details on this product expansion will be forthcoming in future press releases.

John Bordynuik concluded, "2010 promises to be a year of rapid expansion and exciting growth for JBI.  I look forward to keeping our growing shareholder base informed of our progress."

About JBI, Inc.

JBI, Inc. is transitioning to become a global technology leader whose purpose is to mine data from JBI's large information archive, find under-productive entities to inject our superior proprietary technologies into, and benefit from increased productivity and profitability, beginning with Plastic2Oil. JBI has also acquired the following operations:

JAVACO, Inc. ("Javaco") is part of the Supplier Diversity Network, WBENC. JAVACO, Inc. currently distributes over 100 lines of equipment from fiber optic transmitters to RF connectors. To further enhance business in the United States, new distribution lines are frequently being added including a line of home theater and audio video products. Javaco will operate and manage the Company's Plastic2Oil sites in Mexico.

Pak-It, LLC ("Pak-It"): Using the patented Pak-It(TM) delivery system (liquid cleaner in a water soluble sachet) Pak-It can deliver glass cleaner, disinfectant, multi-purpose, and many more cleaning products (42 products currently) shipped in tiny packages of condensed cleaner (inside a 'dry' 1 quart container). This delivery method is "green" since it's fully biodegradable and saves thousands of dollars in shipping. The user simply adds water to the container without measuring or cutting the Pak-It. Large retailers and many national Building Service Contractors already using the product have documented significant cost savings from shipping, training, inventory control and space.

Accordingly, our revenue sources presently include (i) income from reading archived tapes (including microfiche) from clients such as NASA, (ii) income from the recently acquired Javaco, Inc., (iii) income from the sale of Pak-It products, and bulk chemical facility which we realize beginning October 1, 2009, and (iv) from the anticipated commencement of operations in the first quarter of 2010 with Plastic2Oil, a process and service that converts plastic to fuel oil. For more information, please see http://www.jbiglobal.com and http://www.javacoinc.com and http://www.pakit.com/.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees and of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: JBI, Inc.

By Staff

CONTACT:          CONTACT:  JBI, Inc.
                  John Bordynuik, President and CEO
                  john@johnbordynuik.com
                  Investor Relations
                  Katie Matkowski
                  +1 (289) 296-5538
                  Katie@johnbordynuik.com

(C) Copyright 2010 GlobeNewswire, Inc. All rights reserved.